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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of



    Date of Report (Date of earliest event reported) May 5, 1999





                          DIGITAL VIDEO SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


               0-28472                                    77-0333728
      (Commission File Number)              (I.R.S. Employer Identifica


       280 Hope Street
     Mountain View,  CA                                       94041
(Address of principal executive offices)                   (Zip Code)



                                 (650) 564-9699
               (Registrant's telephone number, including area code)

                            Not Applicable
      (Former name or former address, if changed since last report)








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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

        On October 15, 1998, Digital Video Systems, Inc. ("DVS") entere into an Investment Agreement with Oregon Power Lending Institution, an Oregon corporation ("OPLI"). Pursuant to this Investment Agreement, DV gave OPLI the right to invest up to $12.25 million in DVS in exchange for certain securities that would be convertible into a maximum of 24,276,595 shares of DVS common stock.

Pursuant to the First Tranche of the Investment Agreement, on November 11, 1998, DVS issued 2,000 shares of Series C Preferred to OPLI in exchange for $2.0 million cash. Each share of DVS Series C Preferred is convertible into 2,127.6595 shares of DVS common stock. Between November 12, 1998 and March 23, 1999, OPLI also made a series o loans to DVS in exchange for Convertible Promissory Notes in the aggregate principal amount of $4,475,326.40 cash. These Convertible Promissory Notes accrue interest at 10% per annum, and the outstanding principal amount (and any accrued and unpaid interest thereon) may be converted into shares of DVS Series C Preferred at a conversion price o $1,000 per share. Lastly, pursuant to the Investment Agreement, OPLI has an option to purchase 2.0 million shares of DVS common stock at $.7 per share.

        On April 19, 1999, OPLI converted its 2,000 shares of Series C Preferred into 4,255,320 shares of DVS common stock. OPLI assigned 3,212,767 of these shares to certain third parties and retained ownership of 1,042,553 shares. On May 5, 1999, OPLI converted all of its outstanding Convertible Promissory Notes in the aggregate amount $4,598,273.12 into 4,598 shares of Series C Preferred, which it then immediately converted into 9,782,981 shares of DVS common stock. A total of 25,207,000 shares of DVS common stock were outstanding immediately prior to the foregoing conversions, and a total of 39,245,301 shares were outstanding immediately thereafter. Including its option to purchase 2.0 million shares of common stock, OPLI currently holds beneficial ownership of 12,825,534 shares of common stock of DVS, or 31.1% of the total outstanding common shares (includin the shares issuable upon conversion of the option).



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                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf b the undersigned thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.


By:     /s/  Mali Kuo
         Mali Kuo
         Chief Executive Officer
         May 28, 1999

















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